POWER REIT

7.75% SERIES A CUMULATIVE

REDEEMABLE PERPETUAL PREFERRED STOCK

LIQUIDATION PREFERENCE $25.00 PER SHARE

ARTICLES SUPPLEMENTARY

POWER REIT, a Maryland Real Estate Investment Trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST, the Articles of Amendment and Restatement of Trust of the Trust (the "Declaration of Trust") authorize the issuance of up to 100,000,000 shares of beneficial interest, $0.001 par value per share, in one or more series, and expressly authorize the Board of Trustees of the Trust (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of beneficial interest, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

SECOND, pursuant to the authority expressly vested in the Board of Trustees by the Declaration of Trust, the Board by resolutions adopted at meetings duly called and held on November 5, 2013, and January 13, 2014, duly divided and classified 175,000 shares of 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock Liquidation Preference $25.00 per Share (the "Series A Preferred Stock"); and

THIRD, the Board does hereby in these Articles Supplementary (the "Articles Supplementary") establish and fix and herein state and express the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of such series of the Series A Preferred Stock as follows:

1.      Designation and Number. A series of Preferred Stock that shall be designated as "7.75% Series A Cumulative Redeemable Perpetual Preferred Stock Liquidation Preference $25.00 per Share" is hereby established. The par value of the Series A Preferred Stock is $0.001 per share. The number of shares of Series A Preferred Stock shall be 175,000.

2.      Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund.

3.      Ranking. The Series A Preferred Stock, as to dividend rights and rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Trust (a "Liquidation Event"), will rank (a) senior to all classes or series of common stock and to all other equity securities, now or hereafter issued and outstanding, the terms of which provide that such equity securities rank, with respect to dividend rights and other rights upon a Liquidation Event, junior to such Series A Preferred Stock (the "Junior Equity Securities"); (b) on parity with any other class or series of equity securities of the Trust, now or hereafter issued and outstanding, other than the securities referred to in clauses 3(a) and 3(c) (the "Parity Equity Securities"); and (c) junior to any class or series of equity securities issued by the Trust with terms specifically providing that such class or series of equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (the "Senior Equity Securities"). The term “equity securities” does not include convertible debt securities, which would rank senior to the Series A Preferred Stock prior to conversion (and whose ranking after conversion would depend on the specific terms of the post-conversion securities). The Series A Preferred Stock ranks junior to all current and future indebtedness and the indebtedness of any subsidiary of the Trust.

4.      Dividends.

a.           Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from and including the original issuance date of such share, and shall be payable (i) for the period from the original issuance date to, and including, May 31, 2014 (the "Initial Dividend Period"), and (ii) commencing June 15, 2014, quarterly in arrears for the preceding Dividend Period (as defined below) on the 15th day of March, June, September and December of each year or, if not a business day, the next succeeding business day, to all holders of record on the applicable record date (each such 15th day hereinafter called a "Dividend Payment Date"), at a rate per annum of 7.75% of the $25.00 liquidation preference per share of Series A Preferred Stock, out of funds legally available for payment of dividends. "Dividend Period" means, with respect to a given Dividend Payment Date, the nearest preceding period among the following: March 1 to May 31, June 1 to August 31, September 1 to November 30 and December 1 to the last day of the next following February (other than the initial Dividend Period). Any dividend payable on Series A Preferred Stock, including any dividend payable for any period greater or less than a full Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each dividend is payable to holders of record of Series A Preferred Stock as they appear in the share records of the Trust at 5:00 p.m., eastern standard time, on the date that the Board designates as the record date for the payment of a dividend that is not more than thirty (30) nor fewer than ten (10) days prior to the Dividend Payment Date (a "Dividend Payment Record Date").

b.           The Board shall not authorize and declare, and the Trust shall not pay or set apart for payment, any dividend for any period at any time on common stock, Parity Equity Securities, or Junior Equity Securities (other than a conversion into or exchange for common stock or Junior Equity Securities or redemptions made for the purpose of preserving the Trust’s qualification as a REIT), unless the Board has declared and either paid or set aside for payment full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods.

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c.           The Board shall not authorize and declare, and the Trust shall not pay or set apart for payment, any dividends on the Series A Preferred Stock at such time as the terms and conditions of any Trust agreement, including any agreement relating to the Trust’s indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such declaration, payment, or setting apart for payment would constitute a breach thereof, a default thereunder, or if such declaration would be restricted or prohibited by law.

d.          Dividends shall accrue and be cumulative from the most recent Dividend Payment Date to which dividends have been paid to, but excluding, the next Dividend Payment Date, to holders of record as of the related Dividend Payment Record Date, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Trust has earnings, or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

e.           If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (a "Capital Gains Amount") of the dividends not in excess of the Trust’s earnings and profits that are paid or made available for the year to the holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of Series A Preferred Stock for the year and the denominator of which will be the Total Dividends.

5.      Liquidation Preference.

a.           Upon the occurrence of any Liquidation Event, the holders of Series A Preferred Stock are entitled to receive out of the assets of the Trust legally available for distribution to the Trust stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) up to, but not including, the date of payment, before any distribution or payment may be made to holders of common stock or holders of Junior Equity Securities. If, upon any Liquidation Event, the assets of the Trust, or proceeds thereof, are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and any such other Parity Equity Securities, then the holders of the Series A Preferred Stock and the Parity Equity Securities will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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b.           Holders of Series A Preferred Stock will be entitled to written notice of any liquidation event at least 15 days before the payment date of such liquidating distribution. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Trust.

c.           For purposes of liquidation rights, a reorganization, consolidation, or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of the Trust’s property or business will not be deemed to constitute a Liquidation Event.

6.      Redemption. Shares of Series A Preferred Stock are not redeemable except as provided in this Paragraph 6 and as otherwise provided in the Declaration of Trust in respect of the ownership limits on and restrictions on transfer of Trust securities.

a.           Mandatory Redemption

(i)         If the Series A Preferred Stock is not listed on the NYSE MKT, the NYSE, NASDAQ or an exchange or quotation system that is a successor to the NYSE MKT, the NYSE or NASDAQ on or before April 30, 2014, the Trust will mandatorily redeem the Series A Preferred Stock commencing no later than May 15, 2014, at a cash redemption price of $25.00 per share plus all accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

(ii)       A notice of redemption shall be mailed not less than ten (10) days nor more than fifteen (15) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Trust’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following: (1) the redemption date; (2) the redemption price; (3) the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder); (4) the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Trust requires in connection with such redemption; and (5) that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date. The redemption price of the shares of Series A Preferred Stock to be redeemed will then be paid to or on the order of the person whose name appears in the Trust stock ledger as the owner of such shares.

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(iii)     From and after the redemption date, provided that the Trust has made available a sufficient amount of cash to effect the redemption, all dividends on the Series A Preferred Stock designated for redemption will cease to accrue, all rights of the holders of the Series A Preferred Stock designated for redemption, except the right to receive the redemption price, will cease and terminate, the Series A Preferred Stock designated for redemption may not thereafter be transferred except with the Trust’s consent, and the Series A Preferred Stock designated for redemption will not be deemed to be outstanding for any purpose whatsoever.

(iv)     Notwithstanding the foregoing, unless full cumulative dividends on all outstanding Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment, for all past dividend periods, no shares of Series A Preferred Stock may be manditorily redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

(v)       All shares of the Series A Preferred Stock that the Trust redeemed will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to series or class.

b.           Optional Redemption

(i)         Except as otherwise permitted by the Declaration of Trust and Paragraph 6 hereof, the Trust may not redeem the Series A Preferred Stock until after February 28, 2019, except as permitted by the Declaration of Trust or in limited circumstances relating to the Trust maintaining its qualification as a REIT for federal income tax purposes. On and after February 28, 2019, the Series A Preferred Stock may be redeemed at the option of the Trust, in whole or in part, at a redemption price of $25.00 per share plus all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the date of such redemption (unless the redemption date is after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), without interest, upon the giving of notice, as provided below.

(ii)       A notice of redemption shall be mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Trust’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following: (1) the redemption date; (2) the redemption price; (3) the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder); (4) the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Trust requires in connection with such redemption; and (5) that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date. The redemption price of the shares of Series A Preferred Stock to be redeemed will then be paid to or on the order of the person whose name appears in the Trust’s stock ledger as the owner of such shares.

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(iii)     If less than all of the outstanding Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata, by lot or in such other equitable manner as prescribed by the Board that will not result in a violation of the ownership limits and restrictions on transfer in the Declaration of Trust. If the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.9% in value or in number of shares (whichever is more restrictive) of the Trust’s issued and outstanding equity securities (including the Series A Preferred Stock), then, except in certain instances, the Trust will redeem the requisite number of shares of Series A Preferred Stock of that holder such that the holder will not own or be deemed by virtue of such attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.9% in value or in number of shares (whichever is more restrictive) of the Trust’s issued and outstanding equity securities.

(iv)     From and after the redemption date, provided that the Trust has made available a sufficient amount of cash to effect the redemption, all dividends on the Series A Preferred Stock designated for redemption will cease to accrue, all rights of the holders of the Series A Preferred Stock designated for redemption, except the right to receive the redemption price, will cease and terminate, the Series A Preferred Stock designated for redemption may not thereafter be transferred except with the Trust’s consent, and the Series A Preferred Stock designated for redemption will not be deemed to be outstanding for any purpose whatsoever.

(v)       Unless full cumulative dividends on all outstanding Series A Preferred Stock have been paid or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment for all past dividend periods, the Trust will not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock (except in exchange for Junior Equity Securities). Unless full cumulative dividends on all outstanding Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed (except in exchange for Junior Equity Securities). The foregoing restrictions shall not prohibit the Trust from the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock or the redemption of Series A Preferred Stock pursuant to the provisions of the Declaration of Trust relating to ownership limits and restrictions on transfer of Trust securities.

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(vi)     So long as no dividends on Series A Preferred Stock for any past dividend period are in arrears, the Trust shall be entitled at any time and from time to time to repurchase Series A Preferred Stock in open-market transactions duly authorized by the Board and effected in compliance with applicable laws.

(vii)   All redeemed or repurchased shares of the Series A Preferred Stock will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to series or class.

c.           Special Optional Redemption

(i)         If, at any time, the Series A Preferred Stock is not listed on the NYSE MKT, the NYSE, NASDAQ or an exchange or quotation system that is a successor to the NYSE MKT, the NYSE or NASDAQ and the Trust is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but any Series A Preferred Stock remains outstanding (such combination of circumstances a "Delisting Event"), the Trust may redeem the outstanding Series A Preferred Stock, in whole and not in part, within 90 days after any such Delisting Event, for a redemption price of $25.00 per share plus all dividends accrued and unpaid (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a Dividend Payment Record Date and prior to the corresponding Series A Preferred Stock Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), upon the giving of notice, as provided below.

(ii)       The Trust may also redeem the Series A Preferred Stock, in whole and not in part, within one hundred and twenty (120) days of the occurrence of a Change of Control (as defined below), by paying $25.00 per share plus all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the date of redemption (unless the redemption date is after a Dividend Payment Record Date and prior to the corresponding Series A Preferred Stock Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), upon the giving of notice, as provided below.

(iii)     Notwithstanding the foregoing, the Trust shall not have the right to redeem the Series A Preferred Stock (i) upon any Delisting Event occurring in connection with a transaction set forth in the first subsection of the definition of Change of Control, below, unless such Delisting Event also constitutes a Change of Control or (ii) with respect to any Delisting Event or Change of Control occurring in connection with a transaction (an "Affiliate Transaction") with, or by, any person (as defined below) who prior to such transaction is an affiliate of the Company.

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(iv)     A notice of redemption shall be mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Trust’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following: (1) the redemption date; (2) the redemption price; (3) the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder); (4) the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Trust requires in connection with such redemption; (5) that the Series A Preferred Stock is being redeemed pursuant to the Trust’s special optional redemption right, and, if applicable, a brief description of the transaction or transactions constituting a Change of Control; (6) that holders of the Series A Preferred Stock to be redeemed will not be able to tender such Series A Preferred Stock for conversion in connection with the Delisting Event or Change of Control, as applicable, and each Series A Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and (5) that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

(v)       If (1) the Trust has given a notice of redemption, (ii) the Trust has set aside sufficient funds for the redemption of the shares of Series A Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all applicable accrued and unpaid dividends, then from and after the redemption date, those shares of Series A Preferred Stock will no longer be outstanding, no further dividends will accrue on them and all other rights of the holders of those shares of Series A Preferred Stock will terminate, except the right to receive the redemption price, without interest.

(vi)     If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the notice of redemption mailed to each holder of Series A Preferred Stock will also specify the number of shares of Series A Preferred Stock that the Trust will redeem from such holder. The Trust shall determine the number of outstanding shares of Series A Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method selected by the Board provided that such redemption will not result in a violation of the Declaration of Trust.

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(vii)   All redeemed or repurchased shares of the Series A Preferred Stock will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to series or class.

(viii) A “Change of Control” shall be deemed to have occurred at such time after the original issuance of the Series A Preferred Stock and the following have occurred and are continuing:

(A)     The acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of beneficial interest of the Trust entitling that person to exercise more than 50% of the total voting power of all outstanding shares of beneficial interest of the Trust entitled to vote generally in the election of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(B)     Following the closing of any transaction referred to in clause (A) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE MKT, the NYSE, NASDAQ or an exchange or quotation system that is a successor to the NYSE MKT, the NYSE or NASDAQ.

7.      Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of Trust, except as provided in this paragraph 7.

a.           Upon the occurrence of a Delisting Event or a Change of Control, each holder of Series A Preferred Stock has the right to convert all or part of such holder’s Series A Preferred Stock to common stock according to the formula below (a "Delisting Event Conversion Right" or "Change of Control Conversion Right," as applicable), unless the Trust provides notice prior to the Delisting Event Conversion Date or Change of Control Conversion Date, each as defined below, of its election to redeem such shares of the Series A Preferred Stock. The Series A Preferred Stock may be converted into a number of common stock shares (the "Common Stock Conversion Consideration") equal to the lesser of:

(i)         The quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a Dividend Payment Record Date prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend to be paid on such Dividend Payment Date will be included in this sum), by (ii) the Common Stock Price, as defined below; and

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(ii)       5 (the "Share Cap").

b.           The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a "Share Split") with respect to shares of the Trust’s common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of the Trust’s common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of the Trust’s common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of the Trust’s common stock outstanding immediately prior to such Share Split.

c.           In the case of a Delisting Event or Change of Control pursuant to, or in connection with, which shares of the Trust’s common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of shares of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of the Trust’s common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control (the "Alternative Conversion Consideration;" the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, is referred to as the "Conversion Consideration").

d.          If the holders of shares of the Trust’s common stock have the opportunity to elect the form of consideration to be received in connection with the Delisting Event or Change of Control, the Conversion Consideration that holders of the Series A Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Delisting Event or Change of Control.

e.           The Trust will pay the cash value of fractional shares, rather than issue fractional common shares, upon the conversion of the Series A Preferred Stock.

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f.            Within fifteen (15) days following the occurrence of a Delisting Event or Change of Control, the Trust will provide to holders of record of outstanding shares of Series A Preferred Stock a notice of occurrence of the Delisting Event or Change of Control that describes the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. This notice will state the following: (1) the events constituting the Delisting Event or Change of Control; (2) the date of the Delisting Event or Change of Control; (3) the last date on which the holders of shares of Series A Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable; (4) the method and period for calculating the Common Stock Price; (5) the "Delisting Event Conversion Date" or "Change of Control Conversion Date," as applicable, which will be a business day fixed by the Board that is not fewer than twenty (20) nor more than thirty-five (35) days following the date of the notice; (6) that if, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Trust provides notice of its election to redeem all or any portion of the shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock so called for redemption and such shares of Series A Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable; (7) the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (8) the name and address of the paying agent and the conversion agent; and (9) the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable.

g.           The Trust will issue a press release for publication on or by Dow Jones & Company, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on the Trust’s website, in any event prior to the opening of business on the first business day following any date on which the Trust provides the notice described above to the holders of record of Series A Preferred Stock.

h.           To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, a holder of record of Series A Preferred Stock will be required to deliver, on or before the close of business on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the certificates, if any, representing any certificated shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents the Trust reasonably requires in connection with such conversion, to the Trust’s conversion agent. The conversion notice must state: (1) the relevant Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and (2) the number of shares of Series A Preferred Stock to be converted.

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i.             The "Common Stock Price" for any Change of Control will be (1) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by holders of shares of the Trust’s common stock is solely cash, or (2) the average of the closing price per share of the Trust’s common stock on the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of shares of the Trust’s common stock is other than solely cash. The "Common Stock Price" for any Delisting Event will be the average of the closing price per share of the Trust common stock on the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

j.             Holders of Series A Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, in whole or in part, by a written notice of withdrawal delivered to the Trust’s conversion agent prior to the close of business on the business day (5:00 p.m. eastern standard time) prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state: (1) the number of withdrawn shares of Series A Preferred Stock; (2) if certificated shares of Series A Preferred Stock have been tendered for conversion and are being withdrawn, the certificate numbers of such certificated shares of Series A Preferred Stock; and (3) the number of shares of Series A Preferred Stock, if any, which are still to be converted. Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company (DTC).

k.           Shares of Series A Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right on the applicable Delisting Event Conversion Date or Change of Control Conversion Date, unless prior to the applicable Delisting Event Conversion Date or Change of Control Conversion Date the Trust provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to the Trust’s optional redemption right or its special optional redemption right. If the Trust elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series A Preferred Stock will not be so converted, the holders of such shares will not have any right to convert such shares and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price for such shares.

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l.             The Trust will deliver amounts owing upon conversion no later than the third business day following the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

m.         In connection with the exercise of any Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, the Trust will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of common stock. Notwithstanding any other provision of the Trust’s Series A Preferred Stock, no holder of the Trust’s Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into shares of the Trust’s common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the ownership limits and restrictions on transfer of Trust stock contained in the Declaration of Trust.

8.      Voting Rights. Except as described below, holders of Series A Preferred Stock have no voting rights. On any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote.

a.           Right to Elect Two Trustees After Extended Dividend Arrearages.

(i)         If dividends on the Series A Preferred Stock are not paid, whether or not declared, for six (6) or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series A Preferred Stock (voting separately as a class with any other series of preferred stock ranking equal to the Series A Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable, which the Trust refers to as "Voting Preferred Stock") will be entitled to vote, at any special meeting called by the Trust’s secretary at the request of holders of record of at least ten percent (10%) of the outstanding shares of Series A Preferred Stock and any such series of Voting Preferred Stock (unless such request is received fewer than ninety (90) days before the Trust’s next annual meeting of stockholders at which such vote shall occur) and at each annual meeting of stockholders, for the election of two additional trustees to serve on the Board. The right of holders of Series A Preferred Stock to vote in the election of such trustees will terminate when all dividends accumulated on the outstanding shares of Series A Preferred Stock for all past dividend periods shall have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. Unless the number of trustees has previously been increased pursuant to the terms of any series of Voting Preferred Stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of such trustees, the number of trustees will automatically increase by two at such time as holders of Series A Preferred Stock become entitled to vote in the election of two additional trustees. Unless shares of Voting Preferred Stock remain outstanding and entitled to vote in the election of such trustees, the term of office of such trustees will terminate, and the number of trustees will automatically decrease by two, when all dividends accumulated for past dividend periods on the Series A Preferred Stock have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. If the rights of holders of Series A Preferred Stock to elect the two additional trustees terminate after the record date for the determination of holders of shares of Series A Preferred Stock entitled to vote in any election of such trustees but before the closing of the polls in such election, holders of Series A Preferred Stock outstanding as of such record date will not be entitled to vote in such election of trustees. The right of the holders of Series A Preferred Stock to elect the additional trustees will again vest if and whenever dividends are not paid for six quarterly periods, as described above. In no event will the holders of Series A Preferred Stock be entitled to nominate or elect an individual as a trustee, and no individual shall be qualified to be so nominated for election or to so serve as a trustee, if the individual’s service as a trustee would cause the Trust to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Trust stock is listed. In class votes with shares of other series of Voting Preferred Stock, shares of different classes or series shall vote in proportion to the liquidation preference of the shares.

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(ii)       The additional trustees will be elected by a plurality of the votes cast in the election of such trustees, and each such trustee will serve until the next annual meeting of the Trust’s stockholders and until his or her successor is duly elected and qualifies, or until such trustee’s term of office terminates as described above. Any trustee elected by the holders of Series A Preferred Stock and any series of Voting Preferred Stock may be removed only by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and all series of Voting Preferred Stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of such trustees. At any time that the holders of Series A Preferred Stock are entitled to vote in the election of the two additional trustees, holders of Series A Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on the Board that results from the removal of such a trustee.

(iii)     At any time that holders of Series A Preferred Stock have the right to elect two additional trustees as described above but such trustees have not been elected, the Trust’s secretary must call a special meeting for the purpose of electing the additional trustees upon the written request of the holders of record of ten percent (10%) of the outstanding shares of Series A Preferred Stock and all series of Voting Preferred Stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class with respect to the election of such trustees, unless such a request is received less than 90 days before the date fixed for the next annual meeting of the Trust’s stockholders, in which case the additional trustees may be elected at such annual meeting.

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b.           Supermajority Voting Rights.

(i)         Any amendment, alteration, repeal or other change to any provision of the Declaration of Trust (whether by merger, consolidation, transfer or conveyance of all or substantially all of the Trust’s assets or otherwise), including these articles supplementary setting forth the terms of the Series A Preferred Stock, that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series A Preferred Stock and any other series of Voting Preferred Stock entitled to vote together with the holders of Series A Preferred Stock on the matter, voting together as a single class. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or other distributions, whether upon liquidation, dissolution or otherwise, that is senior to the Series A Preferred Stock (or any equity securities convertible or exchangeable into any such shares) must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series A Preferred Stock and any other series of Voting Preferred Stock entitled to vote together with the holders of Series A Preferred Stock on the matter, voting together as a single class.

(ii)       The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock:

(A)     Any increase or decrease in the number of authorized shares of common stock or preferred stock of any series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of any class or series ranking, as to dividends or liquidation preference, equal to, or junior to, the Series A Preferred Stock; or

(B)     Any amendment, alteration or repeal or other change to any provision of the Declaration of Trust, including these articles supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, consolidation, transfer or conveyance of all or substantially all of the Trust’s assets or other business combination, if the Series A Preferred Stock (or stock into which the Series A Preferred Stock has been converted in any successor person or entity to the Trust) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this subsection, the Trust may not be the surviving entity. Furthermore, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the last date prior to the first public announcement of an event described in this subsection or the $25.00 liquidation preference per share of Series A Preferred Stock plus accrued and unpaid dividends (whether or not declared) to, but not including, the date of such event, pursuant to the occurrence of any of the events described in this subsection (other than an Affiliate Transaction), then such holders will not have any voting rights with respect to the events described in this subsection.

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c.           Effect of Redemption. The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, the Trust has redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock.

9.      Further Issuances. Nothing provided in these Articles shall prohibit the Trust from establishing and issuing additional shares of Series A Preferred Stock ranking equally with the Series A Preferred Stock provided herein in all respects, so that such additional shares of Series A Preferred Stock will form a single series with the Series A Preferred Stock identified herein and will have the same terms.

FOURTH, the shares of Series A Preferred Stock have been classified and designated by the Board pursuant to the powers of the Board as contained in the Declaration of Trust. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law; and

FIFTH, these Articles Supplementary shall become effective upon acceptance by the SDAT; and

SIXTH, the undersigned Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 10th day of February, 2014.

Power REIT

By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary, & Treasurer

ATTEST:

By: /s/ Patrick R. Haynes, III

Title: Trustee

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